UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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WORLD WRESTLING ENTERTAINMENT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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1241 East Main Street
Stamford, Connecticut 06902

To our Stockholders:	August 6, 2004

          You are invited to attend the 2004 annual meeting of stockholders of World Wrestling Entertainment, Inc., which will be held at 10:00 a.m. local time, on September 23, 2004, at the Westin Hotel, Stamford, Connecticut. The business to be conducted is described in the enclosed Notice of Annual Meeting of Stockholders and Proxy Statement.

          Your vote is important. Whether or not you expect to attend, your shares should be represented. Therefore, we urge you to vote. We invite you to utilize the convenience of Internet voting at the site indicated on the enclosed proxy card. While at that site you will be able to enroll in our electronic delivery program, which will insure that you will receive future mailings relating to annual meetings as quickly as possible and will help us to save costs and conserve resources. Alternatively, you can vote by telephone or complete, sign, date and promptly return the enclosed proxy. If you attend the meeting and wish to vote in person, you will have the opportunity to do so, even if you have already voted.

          On behalf of the Board of Directors, we would like to express our appreciation for your continued interest in our Company.

Sincerely,

Linda E. McMahon
Chief Executive Officer

PLEASE NOTE THAT THIS WILL BE A BUSINESS MEETING ONLY AND NOT AN ENTERTAINMENT EVENT. NO SUPERSTARS WILL BE IN ATTENDANCE AT THE MEETING. The meeting will be limited to stockholders as of the record date (or their authorized representatives) having evidence of their stock ownership. If you plan to attend the meeting, please obtain an admission ticket in advance by providing proof of your ownership, such as a bank or brokerage account statement or copy of your stock certificate, to World Wrestling Entertainment, Inc., 1241 E. Main Street, Stamford, CT 06902, Attention Corporate Secretary. If you do not obtain an admission ticket, you must show proof of your ownership at the registration tables at the door. Registration will begin at 8:30 a.m. and seating will begin at 9:30 a.m. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

WORLD WRESTLING ENTERTAINMENT, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held September 23, 2004

To the Stockholders of World Wrestling Entertainment, Inc.:

          NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of World Wrestling Entertainment, Inc., a Delaware corporation, will be held in the Grand Ballroom of the Westin Hotel, One First Stamford Place, Stamford, Connecticut 06902, on September 23, 2004, at 10:00 a.m. local time, for the following purposes, as described in the attached Proxy Statement:

1.	to elect eight Directors to serve for the ensuing year and until their successors are elected;

2.	to approve an option exchange program completed in January 2004; and

3.	to ratify the selection of Deloitte & Touche LLP as our independent auditors for the fiscal year ending April 30, 2005.

          We have fixed the close of business on July 26, 2004 as the record date for the determination of stockholders entitled to notice of and to vote at our Annual Meeting and at any adjournment or postponement thereof.

BY ORDER OF THE BOARD OF DIRECTORS

Edward L. Kaufman
Executive Vice President, General Counsel and Secretary

Stamford, Connecticut
August 6, 2004

IMPORTANT
Whether or not you plan to attend the meeting in person, you are urged to vote via our convenient internet voting, by phone or by signing and dating the enclosed proxy card and returning it promptly in the envelope provided so that your stock may be represented at the meeting.

WORLD WRESTLING ENTERTAINMENT, INC.
PROXY STATEMENT
Annual Meeting of Stockholders
Thursday, September 23, 2004

          The enclosed proxy is solicited on behalf of the Board of Directors of World Wrestling Entertainment, Inc. in connection with our Annual Meeting of Stockholders to be held on Thursday, September 23, 2004, at 10:00 a.m. local time (the “Annual Meeting”), or any adjournment or postponement of this meeting. The Annual Meeting will be held in the Grand Ballroom of the Westin Hotel, One First Stamford Place, Stamford, CT 06902. We intend to mail this proxy statement and accompanying proxy card on or about August 6, 2004, to each stockholder entitled to vote at our Annual Meeting.

          We will pay all costs of this proxy solicitation. Directors or officers, or other employees of ours, may also solicit proxies in person or by mail, telephone or telecopy.

          Only holders of record of our Class A common stock and Class B common stock at the close of business on July 26, 2004, will be entitled to notice of and to vote at our Annual Meeting. At the close of business on the record date, 20,839,466 shares of Class A common stock and 47,713,563 shares of Class B common stock were outstanding and entitled to vote, with each Class A share entitled to one vote on all matters and each Class B share entitled to ten votes. We sometimes refer to Class A common stock and Class B common stock together as “Common Stock”.

          A majority of the collective voting power represented by our Common Stock, present in person or represented by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. Nominees for election to the Board are elected by plurality vote. A majority of the shares present and entitled to vote at the meeting is required to approve our option exchange program and to ratify the selection of Deloitte & Touche LLP as our independent auditors. Both abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum, but broker non-votes are not considered present and entitled to vote on any matter. Consequently, only abstentions will have the effect of a vote against Proposals 2 and 3. The Board of Directors recommends that you vote FOR each of the proposals.

          We have secured an irrevocable commitment of Vincent K. McMahon and Linda E. McMahon to vote a sufficient number of shares of Common Stock in favor of Proposal 2 to ensure its approval. We believe that they will also vote a sufficient number of shares of common stock to ensure the approval of the other proposals.

          If you vote via any of the following methods, you have the power to revoke your vote before the Annual Meeting or at the Annual Meeting. You may revoke a proxy by mailing us a letter which we receive prior to the Annual Meeting stating that the proxy is revoked, by signing a subsequent proxy presented at the Annual Meeting, or by attending our Annual Meeting and voting in person.

Vote by Internet:

          The Company strongly prefers that you utilize our convenient Internet voting system which you can access and use whether you live in the United States or elsewhere. The website for Internet voting is printed on your proxy card, which is enclosed. Internet voting is available 24 hours a day until 11:59 P.M. on September 22, 2004. You will be given the opportunity to confirm that your instructions have been properly recorded. While at the site you will be able to enroll in our electronic delivery program, which will insure that you will receive future mailings relating to annual meetings as quickly as possible and will help us to save costs and conserve resources. If you vote via the Internet, please do NOT return your proxy card.

Vote by Telephone:

          You can also vote your shares by calling the toll-free number printed on your proxy card. Telephone voting is available 24 hours a day until 11:59 P.M. on September 22, 2004. The voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you vote by telephone, please do NOT return your proxy card.

Vote by Mail:

          If you choose to vote by mail, please mark your proxy, date and sign it, and return it in the postage-paid envelope provided.

PROPOSAL 1—ELECTION OF DIRECTORS

          Stockholders will elect eight Directors at our Annual Meeting, each to serve until the next Annual Meeting of Stockholders or a successor shall have been chosen and qualified. We intend to vote the shares of Common Stock represented by a proxy in favor of the eight nominees listed below, unless otherwise instructed in the Proxy. Each nominee is now a Director. We believe all nominees will be willing and able to serve on our Board. In the unlikely event that a nominee is unable or declines to serve, we will vote the shares for the remaining nominees and, if there is one, for another person duly nominated by our Board of Directors.

Nominees

          All nominees for election are current Directors.

Director/Nominee	Age	Current Position with Company	Director Since

Vincent K. McMahon	58	Chairman of the Board	1980
Linda E. McMahon	55	Chief Executive Officer	1980
Robert A. Bowman	49	—	2003
David Kenin	62	—	1999
Joseph Perkins	69	Consultant	1999
Michael B. Solomon	57	—	2001
Lowell P. Weicker, Jr.	73	—	1999
Philip B. Livingston	47	Chief Financial Officer	2003

          Vincent K. McMahon, co-founder of our Company, is Chairman of the Board of Directors and Chairman of the Executive Committee. Mr. McMahon and Linda E. McMahon are husband and wife.

          Linda E. McMahon, co-founder of our Company, has served as our Chief Executive Officer since May 1997, and was President from May 1993 through June 2000. She is a member of the Executive Committee.

          Robert A. Bowman is Chairman of the Audit Committee. Mr. Bowman is currently the Chief Executive Officer of MLB Advanced Media, LP, where he manages the interactive and Internet rights for all 30 clubs and the league. Prior to joining Major League Baseball, he was President and Chief Operations Officer of ITT Corporation, where he previously served as Chief Financial Officer. Mr. Bowman served as the Treasurer of the State of Michigan for eight years, overseeing its tax policy and collection and the state’s pension fund. Mr. Bowman is a director of The Warnaco Group, Inc., an apparel manufacturer, and serves on its audit and compensation committees.

          David Kenin is a member of the Audit and Compensation Committees. Since January 2002, Mr. Kenin has been Executive Vice President of Programming, Hallmark Channel. Mr. Kenin is the former President of CBS Sports. Until 1994, he was Executive Vice President of USA Networks and after that, he was the general partner of Kenin Partners, a consulting firm.

          Joseph Perkins was a pioneer in the television syndication of wrestling matches starting more than forty years ago. He is President of Communications Consultants, Inc., which provides us television syndicate consulting services.

          Michael B. Solomon is a member of the Audit and Compensation Committees. Mr. Solomon is Managing Principal of Gladwyne Partners, LLC, a private equity fund manager (“Gladwyne”). Prior to founding Gladwyne Partners in July 1998, Mr. Solomon was affiliated with Lazard Freres & Co. LLC. Mr. Solomon joined Lazard Freres in 1981 and became a Partner in 1983. In connection with a sale of certain shares of his stock as described in

“Executive Compensation—Certain Relationships and Related Party Transactions”, Mr. McMahon agreed to vote his shares and the shares of The Vincent K. McMahon Irrevocable Trust dated 2004 to elect Mr. Solomon (or his successor designated by an affiliate of Gladwyne), as a Director. Mr. Solomon is a director of Reliant Pharmaceuticals, Inc., a specialty pharmaceuticals company, and serves as chairman of its audit committee.

          Lowell P. Weicker, Jr. is Chairman of the Compensation Committee. Mr. Weicker served as Governor of the State of Connecticut from 1991 to 1995. He served as a United States Senator representing the State of Connecticut from 1970 to 1988. Mr. Weicker also serves as a director of Compuware Corporation, a software and professional services company; Medallion Financial Corp., a specialty finance and advertising company; and Phoenix Mutual Funds, a mutual fund group.

          Philip B. Livingston joined the Company as Chief Financial Officer and Director in March 2003. He is a member of the Executive Committee. From 1999 to 2003 he was President and Chief Executive Officer of Financial Executives International, a professional association for senior financial executives. He is a director and audit committee chairman of Cott Corporation, a supplier of retailer brand carbonated soft drinks, and Insurance Auto Auctions Inc., an automotive salvages services company.

Other Executive Officers

          Each of the following executive officers will serve in such capacity until the next Annual Meeting of Stockholders or until their earlier termination or removal from office. No understandings or arrangements exist between the officers and any other person pursuant to which he or she was selected as an officer.

Name	Age	Position with Company	With Company Since

Edward S. Cohen	48	EVP, Event Booking & Live Events	1982
Kevin Dunn	44	EVP, Television Production	1986
Donna Goldsmith	44	SVP, Consumer Products	2000
Edward L. Kaufman	45	EVP, General Counsel & Secretary	1997
Shane B. McMahon	34	EVP, Global Media	1994
James W. Ross	52	EVP, Business Strategies	1993
James A. Rothschild	43	SVP, North American Sales	1994
Kurt Schneider	38	EVP, Marketing	2003
Frank G. Serpe	59	SVP, Finance	1986

          Edward S. Cohen has served as Executive Vice President, Event Booking & Live Events since October 2003, and for nine years before that, served as our SVP, Event Booking & Live Events.

          Kevin Dunn has served as Executive Vice President, Television Production, since July 2003, and, before that, served as our Executive Producer for 11 years.

          Donna Goldsmith has served as Senior Vice President, Consumer Products, since July 2000. Before that, Ms. Goldsmith was VP, Category Management, for the National Basketball Association for 10 years.

          Edward L. Kaufman has served as Executive Vice President, General Counsel and Secretary since July 2003. Before that, he served as our SVP and General Counsel from March 1998 to July 2003, and our VP and General Counsel from January 1997 to March 1998. He became the Company’s Secretary in May 2001.

          Shane B. McMahon has served as Executive Vice President, Global Media, since July 2003, and, before that, he was President, Digital Media, since 1998. Before that, Mr. McMahon worked in our New York sales office and our television production studio. Mr. McMahon is the son of Vincent and Linda McMahon.

          James W. Ross has served as Executive Vice President, Business Strategies, since April 2004. From July 2003 to April 2004, Mr. Ross was our EVP, Talent Relations. Before that, Mr. Ross served as our SVP, Talent Relations, since 1997.

          James A. Rothschild has served as Senior Vice President, North American Sales, since 1997. Mr. Rothschild has held senior positions with the Company since 1994.

          Kurt Schneider has served as Executive Vice President, Marketing, since February 2003. Before that, Mr. Schneider was CEO of Asimba, Inc. for two years, and for three years before that, he was VP, Marketing, at Fox Sports Net.

          Frank G. Serpe has served as Senior Vice President, Finance, since 1998. Mr. Serpe has held senior positions in the Company since 1986.

The Board and Committees

          Our Board has standing Audit, Compensation and Executive Committees. During Fiscal 2004, there were seven meetings of the Board of Directors, eight meetings of the Audit Committee and six meetings of the Compensation Committee. Under our Corporate Governance Guidelines, Directors are expected to prepare for and attend meetings of the Board and committees on which they sit. All Directors attended more than 75% of the aggregate number of meetings of the Board and committees on which he or she served. Directors are also expected to attend the Company’s Annual Meeting of Stockholders, and all members attended last year’s meeting.

          Independent Directors. Our Audit and Compensation Committees consist solely of independent directors under applicable New York Stock Exchange and SEC regulations. None of our independent directors has any relationship with the Company other than their director/committee memberships except for Mr. Solomon, who has an affiliation with one of our stockholders as described in “Security Ownership of Certain Beneficial Owners and Management.” The New York Stock Exchange listing requirements state that ownership of even a significant amount of stock is not a ban to independence. Since Mr. McMahon owns a substantial majority of our voting stock, we are a “controlled company” under New York Stock Exchange listing standards. As a result, we have elected to utilize the exemptions in the NYSE listing standards that permit us, as a “controlled company,” to have less than a majority of independent Directors and to have no nominating/corporate governance committee or other committee performing a similar function. One-half (rather than a majority) of our Directors qualify as independent under the NYSE listing standards. We believe that the functions of a nominating/corporate governance committee are adequately served by our existing structure, and the additional cost and administrative burden of another committee would not be warranted.

          Under our Corporate Governance Guidelines, the non-management members of the Board meet quarterly in executive sessions and the independent Directors meet annually. In practice, most Board, Audit Committee and Compensation Committee meetings include an executive session. Executive sessions are chaired by the chair of the Audit or Compensation Committee, as the case may be, if the principal item to be considered is within the scope of that Committee and, if not, such chairs alternate meetings.

          Stockholders who wish to communicate with a member or members of the Board of Directors, including the chairs of the Audit and Compensation Committee and the non-management Directors as a group, may do so by addressing their correspondence to such members or group c/o World Wrestling Entertainment, Inc., 1241 East Main Street, Stamford, CT 06902, Attn: Corporate Secretary, and all such communications will be duly forwarded. Our Corporate Governance Guidelines are posted on our website (www.corporate.wwe.com) under the link for “Investor Relations.” Stockholders also may request a written copy of the guidelines free of charge by writing to World Wrestling Entertainment, Inc., 1241 East Main Street, Stamford, CT 06902, Attn: Investor Relations.

          Code of Business Conduct. We have adopted a Code of Business Conduct that applies to all of our Directors, officers and employees, including our Chairman, our Chief Executive Officer and senior financial and accounting officers. Our Code of Business Conduct requires, among other things, that all of our Directors, officers and employees comply with all laws, avoid conflicts of interest, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interest. In addition, our Code of Business Conduct imposes obligations on all of our Directors, officers and employees to maintain books, records, accounts and financial statements that are accurate and comply with applicable laws and with out internal controls. A copy of our Code of Business Conduct is posted on our website (www.corporate.wwe.com) under the link for “Investor Relations.” Stockholders also may request a written copy of the Code of Business Conduct free of charge by writing to World Wrestling Entertainment, Inc., 1241 East Main Street, Stamford, CT 06902, Attn: Investor Relations.

          Audit Committee. Our Audit Committee consists of its Chair, Mr. Bowman, and Messrs Kenin and Solomon, each of whom satisfies the independence requirements of applicable New York Stock Exchange and Securities and Exchange Commission rules and is financially literate, with a working familiarity with basic finance and accounting practices within the meaning of the listing standards of the New York Stock Exchange. Mr. Bowman has accounting and related financial management expertise and is qualified as an audit committee financial expert within the meaning of the applicable rules and regulations of the Securities and Exchange Commission. Mr. Bowman serves on the audit committee of one other public company. No Audit Committee member may simultaneously serve on the audit committee of more than three public companies.

          The primary purpose of our Audit Committee is to provide assistance to the Board in fulfilling its responsibilities to our stockholders and the investment community relating to our corporate accounting and reporting practices and the quality and integrity of our financial reports. In furtherance of this purpose, the Committee’s Charter, which is set forth as Annex A to this Proxy Statement, states that the Audit Committee will fulfill the following obligations:

•

Review and discuss with management and the independent auditors our annual financial statements, quarterly financial statements and all internal controls reports (or summaries thereof). Review any other relevant reports or financial information submitted by the Company to any governmental body, or the public, including management certifications as required by the Sarbanes-Oxley Act of 2002 (Sections 302 and 906) and relevant reports rendered by the independent auditors (or summaries thereof).

•

Review with financial management and the independent auditors each Quarterly Report on Form 10-Q and each Annual Report on Form 10-K (including, without limitation, the Company’s disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”) prior to its filing.

•

Review earnings press releases with management, paying particular attention to any use of “pro-forma”, “adjusted” or other information which is not required by generally accepted accounting principles (“GAAP”).

•	Review the regular internal reports (or summaries thereof) to management prepared by the internal auditing department and management’s response.

•

Have sole authority to appoint (subject to stockholder ratification), compensate, retain and oversee the work performed by the independent auditor engaged for the purpose of preparing and issuing an audit report or performing other audit, review or attest services for the Company. The Audit Committee shall have the ultimate authority to approve all audit engagement fees and terms. The Audit Committee shall have sole authority to review the performance of the independent auditors and remove the independent auditors if circumstances warrant. The independent auditors shall report directly to the Audit Committee and the Audit Committee shall oversee the resolution of any disagreement between management and the independent auditors in the event that any may arise.

•

Review with the independent auditor (without representatives of management when deemed necessary) reports or communications (and management’s and/or the internal audit department’s response thereto) submitted to the Audit Committee by the outside auditors required by or referred to in SAS 61; review any problems or difficulties with an audit and management’s response, including any restrictions on the scope of the independent auditor’s activities or any access to requested information, and any significant disagreements with management; and review and hold timely discussions with the independent auditors.

•

Review audit services and approve in advance nonaudit services to be provided by the independent auditors, taking into consideration SEC rules regarding permissible and impermissible services by such independent auditors. This duty may be delegated to one or more designated members of the Audit Committee with any such preapproval reported to the Audit Committee at its next regularly scheduled meeting. Approval of nonaudit services shall be disclosed to investors in periodic reports to the extent required by the Securities Exchange Act of 1934.

•

Review major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies.

•	Prepare the Audit Committee report that the SEC requires be included in this proxy statement.

•

Maintain procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

          Compensation Committee. Our Compensation Committee consists of Gov. Weicker, Chair, and Messrs Kenin and Solomon. The primary purpose of the Compensation Committee is to provide assistance to the Board in evaluating and approving the structure, operation and effectiveness of the Company’s compensation plans, policies and programs. In furtherance of this purpose, the Committee’s charter, which is set forth as Annex B to this Proxy Statement, states that the Compensation Committee will fulfill the following obligations:

•

Approve all employment agreements for the Chairman, the CEO and all officers of the Company who either (i) have a title of Vice President or higher seniority; or (ii) are the head of a business department (collectively, the “Executives”).

•

In accordance with their employment agreements, if any, the Compensation Committee shall have direct responsibility for annually reviewing and approving corporate goals and objectives relevant to the Chairman’s and the CEO’s compensation, evaluating the Chairman’s and the CEO’s performance in light of those goals and objectives, and determining and approving the CEO’s and Chairman’s compensation level based on this evaluation. In determining the long-term incentive component of Chairman and CEO compensation, the Compensation Committee will consider the Company’s and the individual’s performance, among other factors.

•

In accordance with their employment agreements, if any, the Compensation Committee shall annually review and approve, for the other Executives named in the Company’s proxy statement: (a) the annual base salary level, (b) the annual incentive opportunity level, (c) the long-term incentive opportunity level, (d) severance arrangements and change in control agreements/provisions in each case as, when and if appropriate, and (e) any special or supplemental benefits.

•

The Compensation Committee shall annually review management’s recommendations and make recommendations to the Board of Directors with respect to the compensation of all Directors and Executives, including all compensation, incentive compensation plans, equity-based plans as well as the individuals or groups of individuals receiving awards under incentive-based compensation plans, such as cash bonuses, and equity-based plans such as the Long Term Incentive Plan; provided, however, that the Compensation Committee shall have full decision-making powers with respect to compensation intended to be performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code.

•	The Compensation Committee shall approve grants under the Company’s Long Term Incentive Plan.

          Nominees for Director. The Board currently believes that its size is appropriate and that its members comprise an appropriate mix of independence, background and expertise. Nevertheless, the Board from time to time may consider candidates for Board membership suggested by its members, as well as management. The Board may retain a third party executive search firm to identify or assist in the evaluation of candidates. The Board may also consider as potential nominees persons recommended by stockholders. Stockholder recommendations may be submitted to the Board at our principal address in care of the Corporate Secretary. Each stockholder recommendation should include a personal biography of the proposed nominee, a description of the background or experience that qualifies such person for consideration and a statement that such person has agreed to serve if nominated and elected. Stockholders who themselves wish to nominate a person for election to the Board, as contrasted with recommending a potential nominee to the Board for its consideration, are required to comply with the requirements detailed under “Stockholder Proposals for 2005 Annual Meeting.”

          Once the Board has identified the need for additional Board members to fill vacancies or expand its size, the Board will review potential nominees and decide whether to conduct a full evaluation of any one or more candidates. This initial determination is based on the information provided to the Board concerning the prospective candidates, as well as the Board’s own knowledge of the prospective candidates, which may be supplemented by inquiries to the person making the recommendation or others. If the Board determines that additional consideration is warranted, it may gather or request the third party search firm to gather additional information about the prospective nominee’s background and experience. The Board then evaluates the prospective nominee taking into account whether the prospective nominee is independent within the meaning of the listing standards of the New York Stock Exchange and such other factors as it deems relevant, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee or Compensation Committee expertise, and the evaluations of other prospective nominees. In connection with this evaluation, the Board determines whether to interview the prospective nominee and, if warranted, one or more members of the Board and others, as appropriate, conduct interviews in person or by telephone. After completing this process, the Board will determine the nominees. The Board would follow the same process and use the same criteria for evaluating candidates proposed by stockholders, members of the Board and members of management.

          Compensation of Outside Directors. We pay our non-management Directors an annual retainer of $50,000, payable in equal quarterly installments in arrears. We pay our Audit and Compensation Committee Chairs an additional annual fee of $10,000, payable in equal quarterly installments in arrears. Non-management Directors each also receive a fee of $1,500 for each Board or Committee meeting that they attend in person and a fee of $500 for each Board or Committee meeting in which they participate by telephone. Fifty percent of a Director’s retainer is paid in shares of our Class A common stock under our 1999 Long Term Incentive Plan and, at the election of the Director, the remaining 50% of such retainer, together with all chair and meeting fees, may be paid either in such shares or in cash. All Directors receive reimbursement of expenses incurred in connection with participation in our Board and Committee meetings. Management Directors do not receive additional compensation for their services as a Director. In connection with joining the Board and the Audit Committee, which he chairs, on September 19, 2003, Mr. Bowman was granted options to purchase 25,000 shares of Class A common stock for an exercise price equal to that day’s closing price of the Class A shares on the New York Stock Exchange of $10.22 per share.

EXECUTIVE COMPENSATION

          The following table sets forth the components of the total compensation earned during fiscal 2004, 2003 and 2002 by our Chairman of the Board, Chief Executive Officer and our three next most highly compensated executive officers. These people are referred to as the “named executive officers.”

Summary Compensation Table

		Annual Compensation				Long-Term Compensation

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)	Other Annual Compensation ($) (1)	Awards			All Other Compensation ($)

						Restricted Stock Awards ($)		Securities Underlying Options/SARs (#)

Vincent K. McMahon	2004	1,085,000		1,085,000	8,143	—		—	874,136	(2)
Chairman	2003	1,085,000		—	—	—		—	855,500	(2)
	2002	1,000,000		—	—	—		—	929,965	(2)
Linda E. McMahon	2004	750,000		750,000	8,143	—		—	21,790	(3)
Chief Executive Officer	2003	750,000		—	—	—		—	5,500	(3)
	2002	750,000		—	—	—		—	13,350	(3)
Kevin Dunn	2004	517,692		300,000	—	431,895	(4)	30,000	6,750	(5)
EVP, Television Production	2003	497,917		—	—	—		40,000	5,500	(5)
	2002	470,833		75,000	—	—		—	5,500	(5)
Philip B. Livingston	2004	385,000		260,000	—	75,600	(4)	—	19,903	(6)
Chief Financial Officer	2003	69,058	(7)	—	—	—		55,000	40,841	(6)
James A. Rothschild	2004	365,000		675,866	—	306,945	(4)	25,000	6,370	(8)
SVP, North American Sales	2003	365,000		390,600	—	—		20,000	5,500	(8)
	2002	365,000		389,090	—	—		—	5,500	(8)

(1)

The dollar value of perquisites and other personal benefits for each of the named executive officers was less than established reporting thresholds. In fiscal 2004, $8,143 of income was imputed to each of Vincent K. McMahon and Linda E. McMahon as a result of personal use of our corporate aircraft. We believe that this imputed income was approximately 60% of the actual out-of-pocket cost to the Company for such aircraft use. See “Executive Compensation—Employment Agreements.”

(2)

Includes $850,000 of talent fees in each of the fiscal years listed, certain insurance and employer matching contributions under our 401(k) plan. In respect of fiscal 2002, includes payments made for housekeeping services which services ended May 1, 2002.

(3)	Consists of matching contributions under our 401(k) plan, certain insurance and, in respect of fiscal 2004 and 2002, talent fees.

(4)

Represents the grant date value of restricted stock units granted pursuant to our Long Term Incentive Plan in fiscal 2004. On June 13, 2003, grants were made under the Plan of the following numbers of restricted stock units: Kevin Dunn—12,000 shares Philip Livingston—8,000 shares and James Rothschild—6,000 shares. On that date, the closing price of the Company’s Class A common stock was $9.45 per share. These units were to vest in equal installments over seven years with such vesting to be accelerated if, in any year, the Company exceeded an EBITDA (earnings before interest, taxes, depreciation and amortization) target of $65 million, which the Company did in fiscal 2004. On vesting, the holder receives, for each restricted stock unit, an unrestricted share of Class A common stock, subject to the holder’s right to elect to have shares deducted to cover withholding taxes. For dividends paid on our Class A common stock, such dividends accrue on the restricted stock units in the form of additional restricted stock units. On January 16, 2004, the Company closed an offer to exchange certain stock options with an exercise price of $17.00 or higher for restricted stock units on a one restricted stock unit for six options basis.

See “Proposal 2—Approval of Stock Option Exchange.” This exchange program resulted in the following grants of restricted stock units in exchange for the following options: Kevin Dunn—23,333 units for 140,000 options and James Rothschild—18,333 units for 110,000 options. These units vest in two equal installments on January 16, 2005 and January 16, 2006, without a performance acceleration feature, and in other respects are the same as the June 2003 grant. On January 16, 2004, the closing price of the Company’s Class A common stock was $13.65 per share. As of April 30, 2004, the named executive officers held the following number of restricted stock units with the following values based on the closing price on such date of $13.76 per share: Mr. Dunn—35,559 shares with a value of $489,292; Mr. Livingston—8,109 shares with a value of $115,580; and Mr. Rothschild—24,464 shares with a value of $336,625.

(5)	Consists of matching contributions under our 401(k) plan and certain insurance.

(6)	Consists of matching contributions under our 401(k) plan, reimbursed temporary housing and relocation costs, certain insurance and, in fiscal 2003, a $35,000 signing bonus.

(7)	Mr. Livingston began his employment with us on March 31, 2003.

(8)	Consists of matching contributions under our 401(k) plan and certain insurance.

Employment Agreements

          We have employment agreements with each of Vincent K. McMahon and Linda E. McMahon. Mr. McMahon’s agreement is for a term of seven years, ending October 14, 2006, and Mrs. McMahon’s agreement is for a term of four years, originally ending October 14, 2003 and renewed pursuant to its terms until October 14, 2005. Mr. and Mrs. McMahon also have booking contracts that are coterminous with their employment agreements and, in the case of Mr. McMahon, his booking contract provides for a guaranteed payment of $850,000 per year. Each agreement will automatically extend for successive one-year periods unless either party gives notice of non-extension at least 12 months, but no more than 18 months, prior to the expiration date. Mr. McMahon’s employment agreement provides for him to be our Chairman at a base salary of $1,085,000 per year. Mrs. McMahon’s employment agreement provides for her to be our Chief Executive Officer at a base salary of $750,000 per year. Mr. and Mrs. McMahon are each entitled to an annual bonus of up to 100% of base salary based upon the attainment of performance goals set under the Company’s Management Bonus Plan, and to participate in our various other employee benefit plans and programs. During the term of the employment agreements, the compensation package of each of Mr. and Mrs. McMahon will be reviewed no less frequently than annually by the Compensation Committee to determine whether or not it should be increased or enhanced in light of the executive’s duties, responsibilities and performance.

          Under the employment agreements with Mr. and Mrs. McMahon, in the event we terminate either executive’s employment other than for cause, death or disability, or if the executive terminates his or her employment for good reason, or if the executive terminates his or her employment for any reason within the 90-day period beginning six months after the occurrence of a change in control, we are obligated to pay to the executive compensation and benefits that are accrued but unpaid at the date of termination, plus a lump sum cash amount equal to the executive’s base salary and bonus for the greater of the balance of the contract term or two years and to continue his or her benefit plan participation for such period. If Mr. or Mrs. McMahon dies during the term of his or her agreement, we are obligated to pay to the executive’s estate compensation and benefits that are accrued but unpaid as of the date of the executive’s death, plus a lump sum amount equal to the executive’s base salary and bonus for two years. If we terminate Mr. or Mrs. McMahon’s employment for cause, if either executive resigns without good reason, or if either executive’s employment is terminated due the executive’s disability, we are obligated to pay the executive compensation and benefits accrued but unpaid as of the date of termination. If either Mr. or Mrs. McMahon becomes subject to any change in control excise taxes, we will be obligated to provide such executive a “gross-up” bonus sufficient, on an after-tax basis, to cover any such excise taxes. The employment agreements also contain confidentiality covenants and covenants that, among other things, prohibit each executive from competing with us in professional wrestling and our other core businesses during employment and for one year after termination, unless the termination follows a change in control.

          Effective January 1, 2004, the employment agreements for Mr. and Mrs. McMahon were amended to allow personal travel on the Company’s aircraft when it is not being used for business purposes. Income related to such travel is imputed at the higher of applicable IRS regulations or 120% of the Company’s estimate of first class airfare for the flights. Prior to January 1, 2004, the McMahons reimbursed such imputed income to the Company. This reimbursement aggregated $102,541 since the aircraft’s acquisition in November 2000. The Compensation Committee annually reviews the amount of this use and its related cost to the Company.

          We have an agreement with Philip Livingston under which, if his employment is terminated by the Company without cause, as defined, prior to March 31, 2006, he will receive continued salary and medical benefits for one year, accelerated vesting of options as if his employment had continued until March 31, 2006 (which options will be exercisable for one year from the date of termination) and, if bonuses are awarded for that year, a target bonus prorated for the period of employment during the fiscal year in which termination occurs.

Stock Options

          The following tables provide information relating to options granted to the named executive officers during fiscal 2004 and the value of options owned by the named executive officers and aggregate securities underlying equity compensation plans at April 30, 2004.

Option/SAR Grants in Last Fiscal Year

Option Grants in Last Fiscal Year (1)					Potential Realizable Value at Assumed Annual Rates of Stock Appreciation for Option Term

Name	Shares Underlying Options Granted (#)	Percentage of Options Granted to Employees (%)	Exercise Price ($/sh)	Expiration Date

					5% ($)	10% ($)

Kevin Dunn	30,000(1)(2)	3.6	9.60	6/13/08	79,500	175,800
James A. Rothschild	25,000(1)(2)	3.0	9.60	6/13/08	66,250	146,500

(1)	Each of the option grants vest one-quarter on the first anniversary of the grant date and then in equal installments over the next 36 months.

(2)	For information relating to restricted stock units granted in connection with an option exchange program during fiscal 2004, see “Summary Compensation Table.”

Fiscal 2004 Year-End Option Values

Name	Exercisable/ Unexerciseable	Value of Exercisable/Unexerciseable Options at Fiscal Year End ($) (1)

Kevin Dunn	40,000/70,000	27,700/142,300
Philip B. Livingston	13,750/41,250	83,875/251,625
James A. Rothschild	20,000/45,000	13,850/112,750

(1)	The closing price of a share of Class A common stock on April 30, 2004 was $13.76.

          On July 20, 2004, we granted 1,063,500 options at an exercise price of $12.90 and granted 133,900 restricted stock units at an average price per unit of $12.90. Grants to the named executives during fiscal 2005 were as follows: Mr. Dunn—8,000 restricted stock units and 50,000 options; Mr. Livingston—6,000 restricted stock units and 50,000 options; and Mr. Rothschild—4,000 restricted stock units and 20,000 options.

Equity Compensation Plan Information

          The following table sets forth certain information with respect to securities authorized for issuance under equity compensation plans as of April 30, 2004.

Plan Category	Number of shares of Class A common stock to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

	(a)	(b)	(c)
Equity compensation plans approved by security holders:
stock options	2,955,625	$12.47	6,036,777
restricted stock units	770,848	N/A	Same as above
Equity compensation plans not approved by security holders	None	N/A	None

Total	3,726,473	$12.47	6,036,777

          On July 20, 2004, we granted 1,063,500 options at an exercise price of $12.90 and granted 133,900 restricted stock units at an average price per unit of $12.90. Such issuances were granted under our Long Term Incentive Plan, which was approved by our stockholders.

Certain Relationships and Related Party Transactions

          We have a tax indemnification agreement with Mr. McMahon which provides for, among other things, the indemnification of us by Mr. McMahon for any federal and state income taxes, including interest and penalties, that we incur if, for any reason, we are deemed to be a Subchapter C corporation during any period for which we reported our taxable income as a Subchapter S corporation, or if an adjustment to one or more of our tax returns for a C taxable year results in a net increase in our taxable income in a C taxable year and a net decrease in our taxable income in an S taxable year. We are required to indemnify Mr. McMahon for any federal and state income taxes, including interest and penalties, that Mr. McMahon or a trust he established may incur if an adjustment to one or more of our tax returns for an S taxable year results in a net increase in our taxable income in an S taxable year and a net decrease in our taxable income in a C taxable year.

          In April 2000, we entered into a strategic alliance with Viacom Inc. through September 2005, under which Viacom exclusively airs our programming domestically. In July 2000, Viacom purchased approximately 2.3 million shares of our Class A common stock. The exclusive broadcast agreement with Viacom with respect to our UPN programming SmackDown! runs until Fall 2006; and with respect to our other programming including Raw on Spike TV, the broadcast agreement runs until Fall 2005. In June 2003, we repurchased all (approximately 2.0 million shares) of our Class A common stock owned by Viacom for approximately $19.3 million.

          In August 2001, a trust established by Mr. McMahon sold to Invemed Catalyst Fund, L.P. (“Invemed”) an aggregate of 1,886,793 shares of Common Stock and in connection with such sale, we entered into a registration rights agreement under which we registered all shares held by Invemed, will maintain such effectiveness until no longer needed and will pay certain expenses incident to the registration, excluding underwriting commissions, and will indemnify the stockholder against certain civil liabilities, including certain liabilities under the Securities Act.

          Joseph Perkins, through his wholly-owned consulting company, Communications Consultants, Inc., provides us television syndicate consulting services. For these services, Mr. Perkins received $250,000 in fiscal 2004.

          In June 2004, a trust established by Mr. McMahon sold, in a registered public offering, an aggregate of 7,066,644 shares of Class A common stock. In connection with this offering, the Company entered into an underwriting agreement under which it agreed to indemnify the underwriters against certain liabilities, including certain liabilities under the Securities Act. The Company did not incur any expenses or underwriting commissions as a result of this offering.

          Shane McMahon is the son, and Stephanie McMahon Levesque and Paul Levesque are the daughter and son-in-law, of Vincent and Linda McMahon. Shane McMahon and Stephanie McMahon are key employees of the Company, and Paul Levesque is a key performer for, and independent contractor of, the Company.

REPORT AND PERFORMANCE GRAPH

          Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act or the Securities Exchange Act of 1934 that might incorporate future filings, in whole or in part, including our Annual Report on Form 10-K for the fiscal year ended April 30, 2004 and the Company’s currently effective Registration Statements on Forms S-3 and S-8, the following Report and Performance Graph, and the Audit Committee Report set forth under Proposal 3—Ratification of Selection of Independent Auditors, shall not be incorporated by reference into any such filings.

Report of the Compensation Committee on Executive Compensation

          The primary goal of our compensation program is to enable us to attract, retain and reward executive officers and other key employees. As an entertainment company, the talents of our creative and performing personnel are integral to our success and, by extension, the return on investment of our stockholders. Mr. McMahon, our Chairman, plays a unique role in that he heads the team which, among other functions, develops story lines, characters, live events and televised programming. In addition, Mr. McMahon and Linda McMahon, our Chief Executive Officer, are performers in our live and televised events. We believe that we will have a continuing need for talent and managerial skills at the highest level.

          Employment agreements were entered into with Mr. and Mrs. McMahon in connection with the initial public offering and the conversion of the Company from a Subchapter S corporation to a Subchapter C corporation prior to the formation of the Committee. These agreements recognize the importance of incentive compensation by providing that one-half of the executive’s pay is a bonus based on performance goals and objectives. In early 2001, the Committee recognized the continued importance of Mr. McMahon’s performances in the Company’s television programming and live events by agreeing to payments aggregating $850,000 annually under his booking contract. The Committee believes that the agreements with Mr. and Mrs. McMahon are consistent with the goal of our compensation program and are appropriate as to amount and mix of compensation, maintaining a high level of incentive compensation. We believe that future compensation will be paid under these agreements, and in this regard in accordance with its terms, the agreement with Mrs. McMahon has renewed for an additional year, or until October 2005. Compensation payable beyond what is called for by the agreements will be made by the Committee only when we deem it appropriate because of a demonstrable improvement in the Company’s performance or performance by an individual demonstrably beyond expectations.

          This Committee sets performance goals and objectives for all executive officers under the Company’s Management Bonus Plan early each fiscal year. While the percentage payouts vary, the performance goals and objectives are the same for all participants of such Plan including the McMahons, whose participation in the Plan effectuates the incentive plan compensation portion of their employment agreements described above. Incentive compensation under the Management Bonus Plan was paid to all executive officers (including Mr. and Mrs. McMahon, who received their maximum bonuses) in respect of fiscal 2004 in light of the Company’s strong performance—our EBITDA for fiscal 2004 was $85.9 million compared with a target under our Management Bonus Plan of $49 million. Bonuses were generally not paid in respect of the prior two fiscal years, and no bonuses were paid to Mr. or Mrs. McMahon for those years.

          During fiscal 2004, the salaries of executive officers other than Mr. and Mrs. McMahon increased on average 2.6 percent over fiscal 2003. As noted above, Mr. and Mrs. McMahon’s salaries remain at the levels set in their employment agreements, or $1,085,000 and $750,000, respectively.

          The Compensation Committee also determines equity grants under the Company’s Long Term Incentive Plan. Mr. and Mrs. McMahon do not participate in these equity grants. During fiscal 2004, we granted to 90 employees an aggregate of 827,500 options and 178,000 restricted stock units. In addition, in December 2003, pursuant to our authority, the Company offered employees and independent contractors the right to exchange options with an exercise price of $17.00 or greater for restricted stock units on a one restricted stock unit for six options basis. Although no executive officer was affected, if an individual had fewer than 25,000 stock options, he or she was entitled to receive, in lieu of restricted stock units, cash in the amount of 75% of the value of such restricted stock units with such value determined based on the average of the closing price of our Class A common stock during the offer period. The offer was made because the options were, and for some time had been, “out of the money,” reducing their effectiveness. We believe the exchange program enhanced our employees’ incentive to increase stockholder value while keeping the cost of doing so at an acceptable level. By design, the offered restricted stock units, due to the one-for-six exchange ratio, represented a significant discount from the value of the eligible options, as determined using the Black-Scholes option valuation method. In January 2004, we completed this offer, exchanging 4.1 million options for an aggregate of 591,416 restricted stock units and cash in the amount of $0.9 million. See “Proposal 2—Approval of Stock Option Exchange.”

          Subsequent to the end of fiscal 2004, we set new salaries for fiscal 2005, which averaged five percent over those for 2004, established an EBITDA target for bonuses under the Management Bonus Plan of $69 million and made grants under our Long Term Incentive Plan of 1,063,500 options to 97 employees and 133,900 restricted stock units to 55 employees. Mr. and Mrs. McMahon did not participate in these equity grants and their salaries were left unchanged. We believe generally that these salary levels will be adequate for fiscal 2005 and the stock options, restricted stock units and Management Bonus Plan further our goal of aligning management’s interests with those of stockholders.

The Compensation Committee
Lowell P. Weicker, Jr., Chairman
David Kenin
Michael B. Solomon

Performance Graph

          Set forth below is a line graph comparing, for the period commencing October 19, 1999 (the date our Class A common stock began trading) and ending April 30, 2004, the cumulative total return on our Class A common stock compared to the cumulative total return of the Russell 2000 Index and the S&P Movies and Entertainment Index, a published industry index. The graph assumes the investment of $100 at the opening of trading on October 19, 1999 in our Class A common stock, the Russell 2000 Index and the S&P Movies and Entertainment Index and the reinvestment of all dividends.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth certain information known to us with respect to beneficial ownership of our Common Stock as of July 15, 2004 by (1) each stockholder known by us to be the beneficial owner of more than five percent of either Class A common stock or Class B common stock; (2) each of the Directors and named executive officers; and (3) the Directors and named executive officers as a group. Unless otherwise indicated, the address of each stockholder listed in the table below is 1241 East Main Street, Stamford, Connecticut 06902.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		% of Class

Class B (1)	Vincent K. McMahon (2)	47,146,893		98.8%
Class A	Invemed Catalyst Fund, L.P. (3) 375 Park Avenue New York, NY 10152	2,582,773		12.4%
Class A	Artisan Investment Corporation (4) 1000 North Water Street #1770 Milwaukee, WI 53202	1,306,270		6.3%
Class A	Citigroup Inc. (5) 399 Park Avenue New York, New York 10043	1,145,000		5.5%
Class B (1)	Linda E. McMahon	566,770	(6)	1.2%
Class A	Kevin Dunn	66,880	(7)	*
Class A	James A. Rothschild	45,487	(7)	*
Class A	Philip B. Livingston	48,271	(7)	*
Class A	Robert A. Bowman	8,995	(8)
Class A	David Kenin	37,172	(8)	*
Class A	Joseph Perkins	37,172	(8)	*
Class A	Michael B. Solomon	32,500	(9)	*
Class A	Lowell P. Weicker, Jr.	39,372	(8)	*
Class A and Class B (10)	Group (17 persons) All Executive Officers and Directors	48,264,186	(11)	70.4%

*	Less than one percent.

(1)

Class B common stock is fully convertible into Class A common stock, on a one-for-one basis, at any time at the option of the holder. The two classes are entitled to equal per share dividends and distributions and vote together as a class with each share of Class B entitled to ten votes and each share of Class A entitled to one vote, except when separate class voting is required by applicable law. If any shares of Class B common stock are beneficially owned by any person other than Vincent McMahon, Linda McMahon, any descendant of either of them, any entity which is wholly owned and is controlled by any combination of such persons or any trust, all the beneficiaries of which are any combination of such persons, each of those shares will automatically convert into shares of Class A common stock. Assuming hypothetically that all shares of Class B were converted into Class A, the only five percent stockholder would be Mr. McMahon, individually and as trustee of The Vincent K. McMahon Irrevocable Trust dated 2004, who in these capacities would have the right to vote and dispose of 68.8 percent of the Class A common stock.

(2)

Includes 14,144,068 shares of Class B common stock owned by The Vincent K. McMahon Irrevocable Trust dated 2004, for which Mr. McMahon acts as trustee with right to vote and dispose of the shares. Excludes 566,670 shares of Class B common stock and 100 Shares of Class A common stock owned by Linda McMahon, set forth in the table opposite her name.

(3)	The general partner of Invemed Catalyst Fund, L.P. (the “Fund”) is Invemed Catalyst GenPar, LLC, a Delaware limited liability company (“Catalyst GenPar”). The managing members of Catalyst GenPar are Gladwyne Catalyst GenPar, LLC, a Delaware limited liability company (“Gladwyne GenPar”), and Invemed Securities, Inc., a New York corporation (“Invemed”). The business address of Gladwyne GenPar is 645 Fifth Avenue, New York, NY 10022. The members of Gladwyne GenPar are Michael B. Solomon, a United States citizen (“Solomon”), Suzanne M. Present, an Australian citizen (“Present”), and Kathryn Casoria, a United States citizen (“Casoria”). The ultimate controlling stockholder of Invemed is Kenneth G. Langone (“Langone”). The Fund has the sole power to vote and dispose of the 2,582,773 shares of Class A common stock owned by the Fund. Catalyst GenPar, as the general partner of the Fund, has the sole power to vote and dispose of the 2,582,773 shares of Class A common stock owned by the Fund. Each of Gladwyne GenPar and Invemed, as managing members of Catalyst GenPar, may be deemed to have shared voting and dispositive power of such securities. Each of Gladwyne GenPar, Invemed, Solomon, Present, Casoria and Langone disclaim beneficial ownership of such securities for all other purposes.

(4)

The amount shown is derived from an Amendment No. 1 to a Schedule 13G, dated January 23, 2004, jointly filed on behalf of Artisan Partners Limited Partnership (“Artisan Partners”), Artisan Investment Corporation (“Artisan Corp.”), Andrew A. Ziegler and Carlene Murphy Ziegler. Artisan Corp. is the general partner of Artisan Partners, an investment adviser having shared voting and dispositive power over the shares. Mr. Ziegler and Ms. Ziegler are the principal stockholders of Artisan Corp.

(5)

The amount shown is derived from Amendment No. 4 to a Schedule 13G, dated February 11, 2004. Citigroup Inc. is the parent holding company of investment advisers having shared dispositive and voting power over the securities.

(6)	Excludes 47,146,893 shares of Class B common stock owned by Vincent McMahon set forth in the table opposite Mr. McMahon’s name. Includes 100 shares of Class A common stock owned by Mrs. McMahon.

(7)

Includes the following shares of Class A common stock which may be purchased within 60 days through the exercise of options: Mr. Dunn—60,000 shares; Mr. Livingston—13,750 shares; and Mr. Rothschild—32,812 shares. Mr. Livingston’s reported number includes 13,877 shares held by Mr. Livingston indirectly through a trust.

(8)

Includes shares of Class A common stock owned directly and the following shares which currently may be purchased through the exercise of options that are vested or will vest within 60 days: Mr. Bowman—6,250 shares; Mr. Kenin—36,250 shares; Mr. Perkins—36,250 shares; and Governor Weicker—36,250 shares. In the case of Governor Weicker, includes 200 shares owned by his wife.

(9)

Excludes 2,582,773 shares reported in the table as beneficially owned by the Fund and 922 shares directly held by Gladwyne Catalyst Services, LLC (“Gladwyne Services”). Mr. Solomon is the managing member of Gladwyne GenPar and Gladwyne Services. As such, Mr. Solomon may be deemed to own the securities held by the Fund and Gladwyne Services. Mr. Solomon disclaims beneficial ownership of such securities in excess of his pecuniary interest therein.

(10)	Assumes hypothetically that all shares of Class B common stock have been converted into Class A common stock.

(11)

Includes numbers for directors and named executive officers as set forth in this table and an aggregate of 33,550 shares owned by other executive officers and an additional 201,144 shares which may be purchased by such other executive officers through the exercise of options that are vested or will vest within 60 days.

          In addition to the beneficial owners listed in the table above, the Company believes that Wellington Management Company, LLP beneficially owned in excess of 5% of the Company’s Class A common stock as of July 15, 2004, although no reports or other statements have yet been filed with the SEC reflecting such ownership.

PROPOSAL 2—APPROVAL OF STOCK OPTION EXCHANGE

          In December 2003, pursuant to the authority of the Company’s Compensation Committee, we offered to exchange options held by our employees and independent contractors having an exercise price of $17.00 per share or greater for restricted stock units on a one restricted stock unit for six options basis (the “Exchange Offer”). If an individual had fewer than 25,000 such options he or she was entitled to receive, in lieu of the restricted stock units, cash in the amount of 75% of the value of such restricted stock units with such value determined based on the average of the closing price of shares of our Class A common stock during the offer period. The Exchange Offer was made because the options were, and for some time had been, “out of the money,” causing the options to no longer fully accomplish our objectives of providing long-term compensation incentizing individuals to create stockholder value and retaining the services of such individuals. By design, the restricted stock units, due to the one-for-six exchange ratio, represented a significant discount from the value of the eligible options, as determined using the Black-Scholes option valuation method. The Exchange Offer commenced on December 16, 2003 and ended on January 15, 2004. 4.1 million options were exchanged for an aggregate of 591,416 restricted stock units and cash in the amount of $0.9 million.

          Unless the holder elects to defer such vesting, the restricted stock units vest in equal installments on the first two anniversaries of the grant date. Upon vesting, the holder of a restricted stock unit will receive, for each unit, an unrestricted share of Class A common stock, subject to the holder’s right to elect to have shares deducted to cover withholding taxes. For dividends paid on our Class A common stock, such dividends accrue on the restricted stock units in the form of additional restricted stock units. On July 20, 2004, the closing price of our Class A common stock was $12.90 per share. For information relating to the exchange program for our named executive officers, please refer to “Summary Compensation Table.” For all other executive officers as a group, an aggregate of 550,000 options were exchanged for an aggregate of 91,666 restricted stock units. No Director of the Company was eligible to participate.

          To ensure full compliance with the listing standards of the New York Stock Exchange, we are seeking stockholder approval of the Exchange Offer. This approval will not cover any future option exchanges, and no such exchanges are currently contemplated. In the event that, in the future, our Compensation Committee wants to offer to exchange Company options or other grants under the Long Term Incentive Plan, additional stockholder approval will be solicited.

PROPOSAL 3—RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

          The Board of Directors has recommended that the stockholders ratify its appointment of Deloitte & Touche LLP as our independent auditor for the fiscal year ending April 30, 2005. Deloitte & Touche LLP has audited our consolidated financial statements since 1984. We expect that a representative of Deloitte & Touche LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she wishes and will be available to respond to appropriate questions.

Independent Auditors Fees

          The following table presents fees for professional audit services rendered by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”) for the audit of our financial statements for the fiscal years ended April 30, 2004 and 2003, and fees for other services rendered by Deloitte & Touche during those periods.

	2004	2003

Audit Fees (a)	$776,045	$634,458
Audit-Related Fees (b)	$45,300	$66,585
Tax Fees (c)	$821,288	$2,183,087
All Other Fees (d)	—	$572,539

Total	$1,642,633	$3,456,669

(a)

Fees for audit services in 2004 and 2003 consisted of the audit of the Company’s annual financial statements, reviews of the Company’s quarterly financial statements, statutory audits, consents and other services related to Securities and Exchange Commission matters.

(b)	Fees for audit-related services in 2004 and 2003 consisted of the audit of the Company’s employee benefit plans.

(c)	Fees for tax services in 2004 and 2003 consisted of tax compliance and tax planning and advice:

•

Fees for tax compliance services totaled $352,394 in 2004 and $501,922 in 2003. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, and compute amounts to be included in tax filings. Such services consisted primarily of Federal, Canadian, state and local income tax return assistance, and preparation of expatriate tax returns.

•

Fees for tax planning and advice services totaled $468,894 in 2004 and $1,681,165 in 2003. Tax planning and advice are services rendered with respect to proposed transactions. Such services consisted primarily of tax advice related to international tours, and assistance with state tax audits, refund claims and appeals.

(d)

No other services were rendered by Deloitte & Touche during 2004. Fees for other services in 2003 pertain to financial information systems design and implementation services, all of which services were discontinued in December 2002.

          The Audit Committee has adopted a policy and procedure for pre-approving all non-audit work performed by Deloitte & Touche. In general, the provision of such services must be compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee annually reviews and pre-approves services on a list of generally pre-approved services, subject to projected dollar fees, and the Committee is updated from time to time at regularly scheduled meetings as to the actual fees vis-à-vis these projections. If additional services are identified throughout the year, they are taken to the Audit Committee’s chair for pre-approval who is designated to pre-approve them, reporting such pre-approval to the entire Committee at its next meeting, unless such services have projected fees in excess of $25,000 in which case they are to be pre-approved by the entire Audit Committee.

Audit Committee Report

          The primary purpose of the Audit Committee is to assist the Board in monitoring the integrity of our financial statements, our independent auditor’s qualifications and independence, the performance of our independent auditors and our compliance with legal and regulatory requirements. The Board, in its business judgment, has determined that all members of the Committee are “independent,” as required by applicable listing standards of the New York Stock Exchange. The Audit Committee operates pursuant to a charter that was last amended by the Board in November 2003. A copy of the current charter is attached to this Proxy Statement as Annex A and is also available on the Company’s website (www.corporate.wwe.com) under the link for “Investor Relations,” Upon written request to the Corporate Secretary, we will provide each stockholder without charge a copy of our Audit Committee charter.

          Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors were responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

          In performing its oversight role, the Audit Committee has, among other things covered in its charter, reviewed and discussed the audited financial statements with management and the independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. The Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and has discussed with the independent auditors their independence. The Audit Committee has also considered whether the provision of non-audit services by the independent auditors is compatible with maintaining the auditors’ independence and has discussed with the auditors their independence.

          Based on the reports and discussions described in this Report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to in this report and in the charter, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended April 30, 2004.

          The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not necessarily experts in the fields of accounting or auditing , including in respect of auditor independence. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations, efforts and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that Deloitte and Touche LLP is in fact “independent.”

The Audit Committee
Robert A. Bowman, Chairman
David Kenin
Michael B. Solomon

STOCKHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

          Stockholder proposals for consideration at the 2005 Annual Meeting must be received at the Company’s principal executive offices at 1241 East Main Street, Stamford, CT 06902 on or before April 5, 2005. Under our By-laws, any stockholder proposal received after that date will be considered timely for purposes of the 2005 Annual Meeting only if the stockholder provides our Secretary notice of the proposal not earlier than June 24, 2005, and not later than July 25, 2005; provided, that if the 2005 Annual Meeting is held on or before September 8, 2005, our Secretary must receive a stockholder’s notice no later than the close of business on the fifth business day following the day on which we make a public announcement of the meeting date.

“HOUSEHOLDING” OF PROXY MATERIALS

          The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “housekeeping,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to the World Wrestling Entertainment, Inc., 1241 East Main Street, Stamford, CT 06902, Attn: Investor Relations or by telephoning a request to our Investor Relations Department at (203) 352-8600.

OTHER MATTERS

          The Board of Directors knows of no other matters to present at the Annual Meeting. If any other matter is properly brought before the meeting, the persons named as proxies will exercise their discretionary authority to vote on such matters in accordance with their best judgment. A copy of the 2004 Annual Report, which includes our Form 10-K for the fiscal year ended April 30, 2004, is being sent to stockholders with this Proxy Statement. Our Form 10-K for the fiscal year ended April 30, 2004 is also available on our website www.corporate.wwe.com. We will also mail a copy of the 2004 Form 10-K to each record and beneficial owner of our securities without charge upon written request to us at 1241 East Main Street, Stamford, CT 06902; Attention: Corporate Secretary. To save costs and paper further, electronic delivery of stockholder materials is available. To register for electronic delivery for future mailings, you can go to proxyvote.com.

BY ORDER OF THE BOARD OF DIRECTORS,

Edward L. Kaufman Executive Vice President, General Counsel and Secretary

Annex A

CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

ORGANIZATION

          There shall be a committee of the Board of Directors to be known as the Audit Committee. The Audit Committee of the Board of Directors shall be comprised of at least three directors who are independent directors.

Independence

          Directors shall be considered independent only if the Board affirmatively determines that (i) the director has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company); and (ii) the director is independent under any and all other applicable rules and regulations including rules and regulations of the New York Stock Exchange (“NYSE”) and the Securities and Exchange Commission (“SEC”). In any event, each of the members of the Audit Committee shall be free from any relationship (including disallowed compensatory arrangements) that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. Directors’ fees are the only compensation an Audit Committee member may receive from the Company, and each member (and his or her spouse, minor children or stepchildren or children or stepchildren sharing a home with the member) is barred from accepting, directly or indirectly, any consulting, advisory or other compensatory fee from the Company or any subsidiary, other than in the member’s capacity as a member of the Board of Directors and any Board committee. This prohibition precludes payments to a member as an officer or employee of the Company or a subsidiary, as well as other compensatory payments. Indirect acceptance includes, without limitation, payments accepted by an entity (x) in which such member is a partner, member, officer such as a managing director or occupying a comparable position or executive officer, or occupies a similar position, except limited partners, non-managing members and those occupying similar positions who, in each case, have no active role in providing services to the entity; and (y) which provides accounting, consulting, legal, investment banking or financial advisory services to the Company or any subsidiary.

In addition, to the full extent provided in applicable SEC and NYSE rules and regulations:

(i)

no director who is an employee of the Company, or has an immediate family member who is employed as an executive officer of the Company, can be independent until three years after the employment has ended.

(ii)

no director can be independent if he or she, or an immediate family member, is an “affiliate” or “affiliated person” of the Company. For these purposes, an “affiliate” or “affiliated person” means a person who directly or, through one or more intermediaries, controls or is controlled by, or is under common control with, the Company; and “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the person, whether through the ownership of voting securities, by contract, or otherwise.

(iii)

no director who is, or who has an immediate family member who is, or in the past three years has been, affiliated with or employed by a (present or former) internal or external auditor of the Company (or of an affiliate) can be independent until three years after the end of the affiliation or the employment or the auditing relationship.

(iv)

no director can be independent if he or she is, or a member of his or her immediately family is, or in the past three years has been, part of an interlocking directorate in which an executive officer of the Company serves on the compensation committee of another company that concurrently employs the director or an immediate family member.

(v)

no director can be independent if he or she, or an immediate family member, is, or in the past three years has been, an executive officer or an employee of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in a single fiscal year, exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues.

(vi)

directors with immediate family members (defined as spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who share the director’s home) in the foregoing categories are likewise subject to the three-year “cooling-off” provisions for purposes of determining independence.

Qualifications

          All Audit Committee members shall be financially literate, including a working familiarity with basic finance and accounting practices, and at least one member shall be a “financial expert” in compliance with criteria established by the SEC and must have accounting or related financial management expertise, as the Board of Directors interprets such qualification in its business judgment. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Company or an outside consultant. Prospective Audit Committee members should evaluate carefully the existing demands on his or her time before accepting this important assignment. No Audit Committee member may simultaneously serve on the audit committees of more than three public companies.

Election

          The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board with a term of one year or until their successors shall be duly elected and qualified. In connection with such annual election, the determination of the independence of a director and his or her qualifications to serve as a member of the Audit Committee shall be determined by the Board of Directors. Unless a Chair is seated by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

PURPOSE

          The Audit Committee shall provide assistance to the Directors in fulfilling their responsibility to the stockholders, potential stockholders, and investment community relating to corporate accounting, reporting practices of the Company and the quality and integrity of financial reports of the Company. In so doing, the Audit Committee shall assist the Board in overseeing:

•	the accounting and financial reporting practices of the Company;

•

the audits of the Company’s financial statements including without limitation the performance of the Company’s internal controls and internal audit function and the independent auditors’ qualifications, independence and performance;

•	the integrity of the Company’s financial statements;

•	The Company’s compliance with legal and regulatory requirements; and

•	the Company’s system of disclosure controls and system of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established.

          The Committee shall prepare the Audit Committee report that SEC rules require be included in the Company’s annual proxy statement.

          While certain duties and responsibilities of the Audit Committee are more specifically set forth below, the general function of the Audit Committee is oversight. Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements. In addition, management is responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.

          Each member of the Audit Committee may rely on (i) the integrity of those persons and organizations within and outside the Company from which it receives information; and (ii) the accuracy of the financial and other information provided to the Audit Committee by such persons or organizations absent actual knowledge to the contrary (which shall promptly be reported to the Board of Directors).

          As more fully described in “Responsibilities” below, the outside auditors for the Company are accountable to the Audit Committee. The outside auditors shall submit to the Audit Committee and the Company annually a formal written statement delineating all relationships between the outside auditors and the Company (“Statement as to Independence”), addressing at least the matters set forth in Independence Standard No. 1 adopted by the Independence Standards Board.

MEETINGS

          The Committee shall meet at least quarterly, or more frequently as circumstances dictate. Each regularly scheduled meeting shall conclude with an executive session of the Committee absent members of management and on such terms and conditions as the Committee may elect. As part of its job to foster open communication, the Committee should meet periodically with management, the director of the internal audit department and the independent auditors in separate sessions to discuss any matters that the Committee or any of these groups believe should be discussed privately.

RESPONSIBILITIES

          The Audit Committee will primarily fulfill its responsibilities by carrying out the activities enumerated in this Section below. The Audit Committee will report regularly to the Board of Directors regarding the execution of these duties and responsibilities, including, without limitation, its (i) evaluation of the independent auditors; (ii) the quality and integrity of the Company’s financial statements; (iii) the Company’s compliance with legal or regulatory requirements; (iv) the performance and independence of the Company’s independent auditors; and (v) the performance of the internal audit function. The Audit Committee has the authority, without seeking Board approval, to, and shall, obtain advice and assistance from outside legal, accounting and/or other advisors as deemed appropriate by the Committee to fully execute its duties and responsibilities. The Company shall provide appropriate funding, as determined by the Audit Committee, for compensation for the independent auditors and for any outside legal, accounting and other advisers that the Audit Committee may choose to engage. None of the Committee’s responsibilities may be delegated to any other committee of the Board.

          The Audit Committee shall:

Documents/Reports/Accounting Information Review

1.	Review this Charter periodically, at least annually, and recommend to the Board of Directors any necessary amendments as conditions dictate.

2.

Review and discuss with management and the independent auditors the Company’s annual financial statements, quarterly financial statements and all internal controls reports (or summaries thereof). Review any other relevant reports or financial information submitted by the Company to any governmental body, or the public, including management certifications as required by the Sarbanes-Oxley Act of 2002 (Sections 302 and 906) and relevant reports rendered by the independent auditors (or summaries thereof).

3.

Review with financial management and the independent auditors each Quarterly Report on Form 10-Q and each Annual Report on Form 10-K (including, without limitation, the Company’s disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”) prior to its filing.

4.

Review earnings press releases with management, paying particular attention to any use of “pro-forma”, “adjusted” or other information which is not required by generally accepted accounting principles (“GAAP”).

5.

Discuss with management financial information and earnings guidance provided to analysts and rating agencies. Such discussions may be on general terms (i.e., discussion of the types of information to be disclosed and the type of presentation to be made) and need not be in advance of each earnings release or earnings guidance.

6.	Review the regular internal reports (or summaries thereof) to management prepared by the internal auditing department and management’s response.

7.	Recommend to the Board of Directors whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K.

8.

Obtain from the outside auditors assurance that the audit was conducted in a manner consistent with Section 10A of the Securities Exchange Act of 1934, as amended, which sets forth certain procedures to be followed in any audit of financial statements required under the Securities Exchange Act of 1934.

Independent Auditors

9.

Have sole authority to appoint (subject to stockholder ratification), compensate, retain and oversee the work performed by the independent auditor engaged for the purpose of preparing and issuing an audit report or performing other audit, review or attest services for the Company. The Audit Committee shall have the ultimate authority to approve all audit engagement fees and terms. The Audit Committee shall have sole authority to review the performance of the independent auditors and remove the independent auditors if circumstances warrant. The independent auditors shall report directly to the Audit Committee and the Audit Committee shall oversee the resolution of any disagreement between management and the independent auditors in the event that any may arise.

10.

Review with the independent auditor (without representatives of management when deemed necessary) reports or communications (and management’s and/or the internal audit department’s response thereto) submitted to the Audit Committee by the outside auditors required by or referred to in SAS 61; review any problems or difficulties with an audit and management’s response, including any restrictions on the scope of the independent auditors activities or an access to requested information, and any significant disagreements with management; and review and hold timely discussions with the independent auditors regarding the following:

	•	all critical accounting policies and practices and other major issues regarding accounting principles and financial statement presentations, including significant changes in accounting principles;

•

all alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors;

•

other material written communications between the independent auditors and management including, but not limited to, any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditors and schedule of unadjusted differences;

	•	the scope of the annual audit;

	•	the audited financial statements and disclosures made in Management’s Discussion and Analysis;

	•	significant risks and exposures, if any, and the steps taken to monitor and minimize such risks;

•

any other significant matters arising from any audit or report or communication referred to in items 2 or 3 above, whether raised by management, the internal audit department or the outside auditors, relating to the Company’s financial statements;

	•	review the form of opinion the outside auditors propose to render to the Board of Directors and stockholders;

	•	any accounting adjustments that were noted or proposed by the independent auditor but were “passed” (as immaterial or otherwise); and

	•	any communications between the audit team and the audit firm’s national office respecting auditing or accounting issues presented by the engagement.

11.	At least annually, obtain and review a report by the independent auditor (including the review and evaluation of the lead partner of the independent auditors) describing:

	•	the firm’s internal quality control procedures, the budget, staffing and responsibilities of the internal audit department and any recommended changes in the planned scope of the internal audit;

•

any material issues raised by the most recent internal quality-control review or peer review of the independent auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues;

	•	(to assess the auditor’s independence) all relationships between the independent auditor and the Company;

          In making the foregoing evaluation, the Audit Committee should take into account the opinions of management and the Company’s internal auditors.

12.

Review audit services and approve in advance nonaudit services to be provided by the independent auditors, taking into consideration SEC rules regarding permissible and impermissible services by such independent auditors. This duty may be delegated to one or more designated members of the Audit Committee with any such preapproval reported to the Audit Committee at its next regularly scheduled meeting. Approval of nonaudit services shall be disclosed to investors in periodic reports to the extent required by the Securities Exchange Act of 1934.

13.	Set clear hiring policies, compliant with governing laws or regulations, for employees or former employees of the independent auditors.

Financial Reporting Processes and Accounting Policies

14.

In consultation with the independent auditors and the internal auditors, review the integrity of the organizations’ financial reporting processes (both internal and external), and the internal control structure (including disclosure controls).

15.

Review major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies.

16.

Review analyses prepared by management (and the independent auditor as noted in item 10 above) setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.

17.	Review the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

18.	Review and approve all related party transactions.

19.	Establish and maintain procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting or auditing matters.

20.	Establish and maintain procedures for the confidential, anonymous submission by Company employees regarding questionable accounting or auditing matters.

Internal Audit

21.	Review and advise on the selection and removal of the internal audit director.

22.	Review activities, organizational structure, and qualifications of the internal audit department.

23.	Annually, review and recommend changes (if any) to this internal audit charter.

24.	Periodically review with the internal audit director any significant difficulties, disagreements with management, or scope restrictions encountered in the course of the department’s work.

Ethical Compliance, Legal Compliance and Risk Management

25.

Review and approve a Code of Ethical Conduct (the “Code”) and ensure that management has established a system to enforce this code. Ensure that the Code is in compliance with all applicable rules and regulations.

26.

Review management’s monitoring of the Company’s compliance with the organization’s Code, and ensure that management has the proper review system in place to ensure that Company’s financial statements, reports and other financial information disseminated to governmental organizations and the public satisfy legal requirements.

27.	Review, with the organization’s internal and outside legal counsel, legal compliance matters including corporate securities trading policies.

28.	Review, with the organization’s internal and outside counsel, any legal matter that could have a significant impact on the organization’s financial statements.

29.

Discuss policies with respect to risk assessment and risk management. Such discussions should include the Company’s major financial and accounting risk exposures and the steps management has undertaken to monitor and control them, including guidelines and policies to govern the risk management process.

Other Responsibilities

30.

Review with the independent auditors, the internal auditing department and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented. This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.

31.	Prepare the Audit Committee report that the SEC requires be included in the Company’s annual proxy statement.

32.	Annually, perform a self-assessment relative to the Audit Committee’s performance including, without limitation, performing its purpose, duties and responsibilities outlined herein.

33.

Maintain procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. All such matters may be communicated directly to the Audit Committee at (866) 737-6815. Company policy requires all employees of the Company to report such matters. If specifically requested, all reports shall remain confidential to the full extent allowed by law.

34.	Perform any other activities consistent with this Charter, the Company’s by-laws and governing law, as the Committee or the Board deems necessary or appropriate.

Annex B

WORLD WRESTLING ENTERTAINMENT, INC.
COMPENSATION COMMITTEE CHARTER

Purpose

          The Compensation Committee is appointed annually by the Board of Directors to discharge the Board’s responsibilities relating to compensation for the Company’s officers and directors. The Committee has overall responsibility for evaluating and approving the structure, operation and effectiveness of the Company’s compensation plans, policies and programs.

          The Compensation Committee is also responsible for producing an annual report on executive compensation for inclusion in the Company’s annual proxy statement.

Committee Membership

          The Compensation Committee shall consist of no fewer than three members, one of whom shall serve as chairperson of the Committee. The members of the Compensation Committee shall meet the independence requirements of the New York Stock Exchange and shall be “outside directors” for purposes of Section 162(m) of the Internal Revenue Code and “non-employee directors” for purposes of Section 16b-3 of the Securities Exchange Act of 1934.

          The members of the Compensation Committee and the chairperson of the Compensation Committee shall be appointed at least annually by the Board of Directors.

Meetings

          The Compensation Committee shall hold at least one meeting per fiscal year and such additional meetings as determined by the Compensation Committee or by its chairperson. When appropriate, and in no event less than once per year, the Compensation Committee shall meet in an executive session.

Committee Authority and Responsibility

1.

The Compensation Committee shall approve all employment agreements for the Chairman, the CEO and all officers of the Company who either (i) have a title of Vice President or higher seniority; or (ii) are the head of a business department (collectively, the “Executives”).

2.

In accordance with their employment agreements, if any, the Compensation Committee shall have direct responsibility for annually reviewing and approving corporate goals and objectives relevant to the Chairman’s and the CEO’s compensation, evaluating the Chairman’s and the CEO’s performance in light of those goals and objectives, and determining and approving the CEO’s and Chairman’s compensation level based on this evaluation. In determining the long-term incentive component of Chairman and CEO compensation, the Compensation Committee will consider the Company’s and the individual’s performance, among other factors.

3.

In accordance with their employment agreements, if any, the Compensation Committee shall annually review and approve, for the other Executives named in the Company’s proxy statement: (a) the annual base salary level, (b) the annual incentive opportunity level, (c) the long-term incentive opportunity level, (d) severance arrangements and change in control agreements/provisions in each case as, when and if appropriate, and (e) any special or supplemental benefits.

4.

The Compensation Committee shall annually review management’s recommendations and make recommendations to the Board of Directors with respect to the compensation of all directors and Executives, including all compensation, incentive compensation plans, equity-based plans as well as the individuals or groups of individuals receiving awards under incentive-based compensation plans, such

B-1

as cash bonuses, and equity-based plans such as the Long Term Incentive Plan; provided, however, that the Compensation Committee shall have full decision-making powers with respect to compensation intended to be performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code.

5.	The Compensation Committee shall approve grants under the Company’s Long-Term Incentive Plan.

6.

The Compensation Committee shall have the sole authority to retain and/or terminate any compensation consultant to be used to assist in the evaluation of the compensation of directors, the Chairman, the CEO or the other senior executive officers named in the Company’s proxy statement and shall have sole authority to approve the consultant’s fees and other retention terms. The Compensation Committee shall also have authority to obtain advice and assistance from internal or external legal, accounting or other advisors.

7.	The Compensation Committee may form and delegate authority to subcommittees when appropriate.

8.	The Compensation Committee shall make regular reports to the Board of Directors.

9.	The Compensation Committee shall review and reassess the adequacy of its charter annually and recommend any proposed changes to the Board of Directors for approval.

10.	The Compensation Committee shall annually review its own performance.

           The Compensation Committee shall also perform such additional duties and have such additional responsibilities and functions as the Board of Directors may from time to time determine.

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WORLD WRESTLING ENTERTAINMENT, INC. ATTN: INVESTOR RELATIONS 1241 EAST MAIN STREET STAMFORD, CT 06902

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WORLD WRESTLING ENTERTAINMENT

Vote On Directors

1.	The Board of Directors recommends a vote for election of the following nominees:			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee, mark "For All Except" and write the nominee's number on the line below.
	01) Vincent K. McMahon	05) Joseph Perkins
	02) Linda E. McMahon	06) Michael B. Solomon		☐	☐	☐
	03) Robert A. Bowman	07) Lowell P. Weicker, Jr.
	04) David Kenin	08) Philip B. Livingston

Vote On Proposals							For Against Abstain

2.	Approval of Option Exchange Program Completed in January 2004.						☐ ☐ ☐

3.	Ratification of Deloitte & Touche LLP as Independent Auditors.						☐ ☐ ☐

4.	Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

For comments, please check this box and write them on the back where indicated					☐
			Yes	No
Please indicate if you plan to attend this meeting
			☐	☐
HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household			☐	☐

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners) Date

PROXY/VOTING INSTRUCTION CARD
WORLD WRESTLING ENTERTAINMENT, INC.

ANNUAL MEETING TO BE HELD ON SEPTEMBER 23, 2004 AT 10:00 A.M. EDT
FOR HOLDERS AS OF 7/26/04

This proxy is solicited on behalf of the Board of Directors

By signing this card, I (we) hereby authorize PHILIP B. LIVINGSTON and EDWARD L. KAUFMAN, or either of them each with full power to appoint his substitute, to vote as Proxy for me at the Annual Meeting of Stockholders of World Wrestling Entertainment, Inc. to be held at the Grand Ballroom of the Westin Hotel, One First Stamford Place, Stamford, Connecticut 06902 on Thursday, September 23, 2004 at 10:00 a.m. Eastern Time, or any adjournment thereof, the number of shares which I (we) would be entitled to vote if personally present. The proxies shall vote subject to the directions indicated on the reverse side of this card and proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting and any adjournments thereof. By signing this card, I (we) instruct the proxies to vote as the Board of Directors recommends where I (we) do not specify a choice.

Comments:

(If you noted any Comments above, please mark corresponding box on the reverse side.)

(Continued and to be dated and signed on the reverse side)